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                                                                    EXHIBIT 99.4


                                iShip.com, Inc.

                               January 6, 1999





Brobeck, Phleger & Harrison LLP
38 Technology Drive
Irvine, CA 92618


Venture Law Group,
 a Professional Corporation
4750 Carillion Point
Kirkland, WA 98033

     Re: Merger pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of October 22, 1999, among Stamps.com Inc., a Delaware corporation ("Parent"), Rocket Acquisition Corp., a Washington corporation ("Merger Sub"), and iShip.com, Inc., a Washington corporation ("Target")

Ladies and Gentlemen:

          This letter is supplied to you in connection with your rendering of opinions pursuant to the Agreement regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

A.  Representations

          After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true through the Effective Time of the Merger:

          1. Pursuant to the Merger, Merger Sub will merge with and into Target, and Target will acquire all of the assets and liabilities of Merger Sub. At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Target immediately prior to the Merger, and at least ninety percent (90%) of the fair market value of the net assets and seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger will be held by Target after the Merger. For the purpose of determining the percentage of net and gross assets held by Target immediately following the Merger, the following assets will be treated as property held by Target or Merger Sub, as the case may be, immediately prior to the Merger but not by Target subsequent to the Merger: (i) assets disposed of by Target or Merger Sub (other than assets transferred by Merger Sub to Target in the Merger) prior to or subsequent to the
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Merger and in contemplation thereof (including, without limitation, any asset disposed of by Target or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period")),
(ii) assets used by Target or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger, (iii) assets used by Target or Merger Sub to make payments to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock, and (iv) assets used by Target or Merger Sub to make distribution, redemption or other payments in respect of Target stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto;

          2. Target has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period other than (i) in the ordinary course of business and (ii) payments for expenses incurred in connection with the Merger;

          3. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

          4. At the time of the Merger, except as specified or disclosed in the Agreement or in a schedule or exhibit to the Agreement, Target will not have any stock or any other equity interests outstanding and will not have any warrants, options, convertible securities or any other type of right outstanding pursuant to which any person could acquire any shares of Target stock or any other equity interest in Target;

          5. In the Merger, shares of Target stock representing "Control" of Target will be exchanged solely for voting stock of Parent. For purposes of this certificate, shares of Target stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to dissenting Target shareholders and cash paid to Target shareholders in lieu of fractional shares of Parent stock) will be treated as Target stock outstanding on the date of the Merger but not exchanged for voting stock of Parent. As used herein, "Control" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

          6. At the time of the Merger, there will exist no rights to acquire Target stock or to vote (or restrict or otherwise control the vote of) Target stock which, if exercised, could affect Parent's acquisition and retention of Control of Target;
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          7.  The liabilities of Target have been incurred by Target in the ordinary course of its business;

          8. Target does not and will not at the Effective Time have any liability (i) to any Target shareholder incurred in exchange for cash or other asset transferred to Target, or (ii) to Parent or Merger Sub;

          9. No Target shareholder has guaranteed any Target indebtedness that is currently outstanding or will be outstanding at the Effective Time of the Merger;

         10. The fair market value of Target's assets will, at the Effective Time, exceed the aggregate liabilities of Target;

         11. Other than shares of Target stock or options to acquire Target stock issued as compensation to present or former service providers (including, without limitation, employees and directors) of Target in the ordinary course of business, no issuances of Target stock or rights to acquire Target stock have occurred or will occur during the Pre-Merger Period other than pursuant to options, warrants or agreements outstanding prior to the Pre-Merger Period or as otherwise specifically identified in the Agreement;

         12. Cash or other property paid to employees of Target during the Pre-Merger Period has been or will be in the ordinary course of business or pursuant to agreements entered into prior to the Pre-Merger Period;

         13. Target is not and will not be at the Effective Time an "investment company" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code");

         14. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

         15. Target (i) has not redeemed and will not redeem any of its stock prior to and in connection with the Merger, and (ii) has not made and will not make any extraordinary distributions (within the meaning of Section 1.368-1T(e)(1) of the Treasury Regulations) with respect to its stock prior to and in connection with the Merger. For the purposes of this representation, extraordinary distributions will not include periodic dividends that are consistent with Target's historic dividend practices;

          16. No person related to Target (within the meaning of Section 1.368-1T(e)(2) of the Treasury Regulations) has acquired or will acquire any stock of Target prior to and in connection with the Merger;

          17. Except with respect to payments of cash to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock, one hundred percent
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(100%) of the Target stock outstanding immediately prior to the Merger will be exchanged solely for Parent voting stock. Thus, except as set forth in the preceding sentence, Target intends that no consideration be paid or received (directly or indirectly, actually or constructively) for Target stock other than Parent voting stock;

          18. At the Effective Time, the fair market value of the Parent stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in exchange therefor, and the aggregate consideration received by Target shareholders in exchange for their Target stock will be approximately equal to the fair market value of all of the outstanding shares of Target stock immediately prior to the Merger;

          19. Except as otherwise specifically provided in the Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay separately its or their own expenses in connection with the Merger;

          20. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm's-length negotiations;

          21. None of the payments received by any shareholder-employees of Target that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Parent stock received by any shareholder-employees of Target in exchange for shares of Target stock are actually separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

          22. No direct or indirect subsidiary of Target owns any shares of Target stock;

          23. Target will continue its historic business through the Effective Time of the Merger;

          24. There is no intercorporate indebtedness existing between Parent and Target or between Merger Sub and Target;

          25. The payment of cash in lieu of fractional shares of Parent stock in connection with the consummation of the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Target shareholders instead of issuing fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to Target shareholders in exchange for their stock. The fractional share interests of each shareholder will be aggregated and no
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Target shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent stock;

          26. Each of the representations made by Target in the Agreement and any other documents associated therewith is true and accurate; and

          27. The undersigned officer is authorized to make all of the certifications and representations on behalf of Target set forth herein.


B.     Reliance by You in Rendering Opinions;
       Limitations on Your Opinions


          1. The undersigned recognizes that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreement and documents related thereto and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

          2. Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Target pursuant to Parent's exercise of control over Target after the Merger.

          3. The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                 Very truly yours,


                                 iShip.com, Inc., a Washington corporation


                                 By ___________________________________


                                 Its ___________________________________